Exhibit 10.5

GENERAL TERMS AND CONDITIONS:
IT PRODUCTS AND SERVICES

Supplier Name: 2 TRACK USA INCORPORATED
Supplier Jurisdiction of Incorporation:USA
Tax ID:
Telephone #:
Fax #:
General Terms and Conditions No.:CON000000016467
General Terms and Conditions Effective Date: MAY 4, 2007

THESE GENERAL TERMS AND CONDITIONS - IT PRODUCTS AND SERVICES are made as of the General Terms and Conditions Effective Date specified above (the "Effective Date") between Lehman Brothers Holdings Inc., a Delaware corporation, having an office and place of business at 745 Seventh Avenue, New York, New York 10019, (the "Customer") and the Supplier specified above (the "Supplier"). As used in these General Terms and Conditions (as defined below), "Party" means either Customer or Supplier and "Parties" means both Customer and Supplier.

ARTICLE 1: INTRODUCTION

1.1   General Terms and Conditions. The "General Terms and Conditions" consist of the terms and conditions set forth in the Articles and preamble of this document. As used herein, "Master Agreement" means, collectively, these General Terms and Conditions, together with any of the Supplemental Terms and Conditions (as defined below) executed by the Parties (or their respective authorized designees).

1.2   Purpose. These General Terms and Conditions, together with the applicable Supplemental Terms and Conditions, will provide the terms and conditions that will govern transactions that may be entered into between Customer and Supplier for the purchase, license or lease, as the case may be, of equipment and/or software from Supplier (each, a "Product" and together, the "Products") and/or for the provision of Services (each such individual transaction, a "Transaction" and together, the "Transactions"). Transactions will be entered into by the Parties through the execution of Transaction Schedules.

1.3   Definitions. Capitalized terms used in the Master Agreement are defined in-place where the term is used or in the Glossary of Terms located at the end of these General Terms and Conditions (and any Supplement) and have the meanings there given unless the context requires otherwise. Terms other than those defined within the Master Agreement will be given their plain English meaning, and those terms, acronyms and phrases known in the information technology industry will be interpreted in accordance with their generally known meanings in such industry.

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ARTICLE 2: AGREEMENT STRUCTURE AND PROCESS FOR PLACING ORDERS

2.1   Placement of Orders and Transaction Schedules

         2.1.1 To enter into a Transaction for Products and/or Services, the Parties (a) will execute a supplement to these General Terms and Conditions that contains terms and conditions, including Exhibits, Annexes, Attachments, applicable to the particular type of Product and/or Services to be delivered and/or performed (each such executed supplement, "Supplemental Terms and Conditions" or a "Supplement" and together, the "Supplements") and (b) will execute a schedule that contains all other terms specific to the Transaction (e.g., price, Product descriptions, statements of work, quantity, delivery dates) (each, a "Transaction Schedule" and together, the "Transaction Schedules"). Multiple Transaction Schedules may be executed under a single Supplement.

         2.1.2. The Parties' execution of these General Terms and Conditions and a Supplement will not, by itself, commit Customer to purchase, nor Supplier to provide, any specific Products or Services. Upon execution of these General Terms and Conditions, the applicable Supplements, and, as applicable, a Transaction Schedule for a specific Transaction, Supplier will provide the Products and/or perform the Services specified on the applicable Transaction Schedule in accordance with the terms of such Transaction Schedule. Each Transaction Schedule will incorporate by reference these General Terms and Conditions and the applicable Supplemental Terms and Conditions

         2.1.3. Each Transaction Schedule, together with any other documents attached to or incorporated therein by reference (including these General Terms and Conditions and the applicable Supplemental Terms and Conditions), will form a separate and independent contract for the applicable Transaction between Supplier and Customer (i.e. the Customer entity that is the party to the Transaction Schedule). As applied to a specific Transaction, references herein to the "Master Agreement" (or any part thereof) will be considered references to the applicable Transaction Schedule, as appropriate in the context in which such reference is made.

2.2   Execution of Supplements and Transaction Schedules by Other Customer Entities. Customer's parent company, its subsidiaries and other affiliated companies may enter into Transactions with Supplier pursuant to these General Terms and Conditions through the execution of Supplements and Transaction Schedules. For the purposes of any such Supplement or Transaction Schedule, the Customer entity executing the Supplement or Transaction Schedule, as applicable, will be considered the "Customer" as that term is used herein and therein.

2.3   Order of Precedence. If there is a conflict between the provisions of any of the General Terms and Conditions, a Supplement or a Transaction Schedule, the following order of priority will control: (a) a Transaction Schedule (but any conflicting terms in

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such Transaction Schedule will apply only with respect to such Transaction Schedule) (b) a Supplement (but any conflicting terms will apply only with respect to that Supplement and the Transaction Schedules that incorporate such Supplement by reference), and (c) these General Terms and Conditions; provided, however, that, unless the applicable Supplement or Transaction Schedule has been approved in writing by legal counsel for Customer, a Supplement or Transaction Schedule may not modify or amend the rights or obligations set forth in the following Sections and Articles of these General Terms and Conditions: "Relationship of the Parties"; "Compliance with Laws"; "Record Retention and Inspection"; "Confidential Information and Data Protection"; "Insurance"; "Indemnification"; "Infringement"; "Limitation of Liability" and "Subcontractors".

ARTICLE 3: NATURE OF THE RELATIONSHIP

3.1   Relationship of the Parties. Supplier agrees and represents and warrants that: (a) it is an independent contractor, (b) Supplier Personnel are the responsibility of Supplier and solely employees or independent contractors of Supplier (or its subcontractor), (c) no Supplier Personnel are Customer's agents or employees for federal, state, or local tax purposes or any other purposes whatsoever, (d) no Supplier Personnel are entitled to any compensation from Customer or to any Customer employee benefits, (e) Supplier will (or, in the case of its subcontractors, will be responsible for causing the applicable subcontractor to) withhold and pay all applicable taxes, benefits and insurance with respect to such personnel, and (f) Supplier will verify and secure the work eligibility of each Supplier Personnel. Supplier and its employees, agents and subcontractors have no authority to make commitments or enter into contracts on behalf of, bind or otherwise obligate Customer in any manner whatsoever.

3.2   No Exclusivity. Each Party acknowledges that the Master Agreement, and any Transaction Schedules, are non-exclusive and either Party may contract with other parties for the procurement or sale of comparable equipment, software, systems and services.

ARTICLE 4: PERFORMANCE

4.1   In General. Except as otherwise expressly provided otherwise in the Master Agreement or any Transaction Schedule, Supplier will be responsible for providing all facilities, personnel and other resources as necessary to deliver the Products and perform the Services purchased by Customer pursuant to each Transaction Schedule.

4.2   Service Locations. Each Transaction Schedule will identify the Customer sites at which Products purchased from Supplier are to be delivered and, if applicable, at which Customer site Supplier is required to perform any on-site Services. In addition, a Transaction Schedule may specify the Supplier facilities (or facilities of a Supplier subcontractor) at which (or from which) certain Supplier Services are to be provided.

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4.3   Time of Performance. Supplier will deliver the Products purchased by Customer in accordance with the agreed delivery time frame and perform and complete the Services diligently and in accordance with any time frames set forth in the applicable Transaction Schedule. Supplier will promptly notify Customer upon becoming aware of any circumstances that may reasonably be expected to jeopardize the timely and successful delivery of any Product or performance and completion of any Deliverable or Service.

4.4   Manner of Performance. Supplier's performance under a Transaction Schedule, and the performance of Supplier's Products and Deliverables, will be in accordance with all applicable requirements of the Transaction Schedule, including any service levels or other specific standards of performance set forth therein.

4.5   Supplier Quality Assurance. In providing the Products and performing the Services purchased by Customer, Supplier will follow quality assurance procedures to ensure that, as applicable, the Products have been manufactured and/or developed and the Services have been performed with a high degree of professional quality and reliability.

4.6   Cooperation and Coordination. If Customer performs itself, or retains a third party to perform, any services that interface or interact with Supplier's Products and/or Services, Supplier will cooperate and coordinate with Customer or such third party as reasonably requested or required by such third parties to perform their duties.

4.7   Compliance with Laws.

          4.7.1 Compliance Generally. Supplier agrees to obtain all necessary regulatory approvals, licenses and/or permits applicable to its business, and Supplier will comply with any applicable laws, regulations or orders of any governmental, judicial or administrative authority.

          4.7.2 Export. Supplier represents and warrants that as of the date a Product or Deliverable, as applicable, is delivered to Customer, except where Supplier has expressly stated otherwise in a Transaction Schedule, all Products and Deliverables, as applicable, provided to Customer hereunder are exportable without restriction except to countries or nationals of those countries to which exports are prohibited by the Export Administration Regulations, the Office of Foreign Assets Control ("OFAC") regulations, or any applicable successor regulation thereto. Each Party that exports, re-exports or imports any Product or Deliverable, as applicable, assumes responsibility for complying with applicable laws and regulations, including OFAC, and for obtaining required export and import authorizations. To facilitate Customer's compliance with this Section, if any equipment, software or other technology (including technical data, technical assistance or training) provided to Customer hereunder (or any component thereof) contains or

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concerns encryption, Supplier will promptly provide in writing Customer with information relating to the type of encryption, level of encryption (measured by key lengths in bits), Export Control Classification Number (ECCN), export license or export license exception information, Commodity Classification Automated Tracking System number (CCATS#) and any other similar information requested by Customer.

4.8   Savings Clause. Except as provided in Section 9.3, Customer's failure to perform any of its responsibilities set forth in the Master Agreement or a particular Transaction Schedule will not constitute a material breach of the Master Agreement or the Transaction Schedule or be deemed grounds for termination by Supplier; provided, however, that Supplier's nonperformance of its obligations under the Master Agreement or a Transaction Schedule will be excused if and to the extent (a) such Supplier nonperformance results from Customer's failure to perform Customer responsibilities under the Master Agreement or the Transaction Schedule, and (b) Supplier provides Customer prompt written notice of such Customer nonperformance and uses Commercially Reasonable Efforts to perform notwithstanding Customer's failure to perform Customer's responsibilities under the Master Agreement or the Transaction Schedule.

ARTICLE 5: SUPPLIER COMPENSATION

5.1   Fees and Expenses. The applicable prices and/or rates and allowable reimbursable expenses for Products and Services purchased from Supplier will be specified in the applicable Transaction Schedule. In no event will any charges to Customer by Supplier exceed the prices or rates set forth in the applicable Transaction Schedule, or if prices or rates are not set forth in the applicable Transaction Schedule, Supplier's best available published rates then in effect, which published rates will be provided to Customer upon request. Such Supplier prices and rates will be subject to any agreed discounts, most favored customer or similar arrangement between the Parties set forth in the Master Agreement or the applicable Transaction Schedule.

5.2   Taxes. Customer will pay all sales, use, property, ad valorem, value added or similar taxes imposed on Products purchased from Supplier hereunder or as a result of the Services and/or Deliverables provided by Supplier hereunder, exclusive of corporate business and franchise taxes, taxes based on Supplier's income or gross receipts, withholding taxes and personnel-related taxes. If the transaction contemplated by this Master Agreement is exempt from tax, Customer will provide Supplier with a valid exemption certificate or other evidence of such exemption in a form reasonably acceptable to Supplier. Supplier will, at its own expense, use Commercially Reasonable Efforts to recover refundable or recoverable taxes. Each Party will cooperate with the other in minimizing applicable tax. Supplier will provide to Customer, in a form reasonably acceptable to Customer, original or certified copies of all tax payment receipts or other evidence of payment of taxes by Supplier with respect to transactions or payments under this Master Agreement.

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5.3   Payment Terms.

          5.3.1 Unless another payment schedule is specified in the applicable Transaction Schedule, Supplier will invoice Customer (a) after Customer's acceptance of the Products or Deliverables (or other agreed payment milestones) in the case of Products sold or Services performed on a fixed price basis, or (b) monthly in arrears for all other charges, including charges for Services priced on a variable unit rate or time and materials basis, recurring license fees, lease payments, and for out-of pocket costs and expenses; provided, however, that Supplier will submit to Customer's project manager the amounts to be invoiced for review prior to actual invoicing. For Services performed on a time and materials basis, Supplier will also submit time reports to Customer showing the hours worked during the billing period by each Supplier Personnel, with copies of individual time tracking sheets. To the extent applicable, in addition to the charge(s), each invoice will contain a listing of the following: (a) the type, quantity and serial number (if any), (b) any discounts, (c) applicable taxes and transportation and other costs, and (d) shipping date(s).

          5.3.2 Except for amounts disputed by Customer, validly rendered Supplier invoices will be payable within sixty (60) days after Customer's receipt of the invoice. Any such dispute will not affect Supplier's right to payment of undisputed amounts and expenses or the Parties' obligations to perform hereunder.

          5.3.3 Customer will receive an early payment discount (the "Early Payment Discount") on all Supplier charges incurred under each Transaction Schedule as described in this Section. If Customer transmits payment to Supplier on or before the tenth (10th) business day after Customer's receipt of the invoice, the Early Payment Discount will be 3% of the invoiced amount. If Customer transmits payment to Supplier eleven (11) to fifteen (15) business days after Customer's receipt of the invoice, the Early Payment Discount will be 2% of the invoiced amount. If Customer transmits payment to Supplier within sixteen (16) to twenty (20) business days after Customer's receipt of the invoice, the Early Payment Discount will be 1% of the invoiced amount. If Customer transmits payment to Supplier later than twenty (20) business days after Customer's receipt of the invoice, the Early Payment Discount will not apply to such invoice. Notwithstanding the foregoing, there will be no Early Payment Discount applicable to invoiced amounts that are reimbursable expenses or taxes.

5.4   Most Favored Customer. Supplier represents and warrants that the rates, prices and the terms and conditions with respect to all Deliverables, Products and Services provided under the Transaction Schedules are at least as favorable to or better than the rates, prices and terms and conditions offered prior to and as of the effective date of the applicable Transaction Schedule by Supplier to any of its other commercial customers who are similarly situated to Customer with respect to types and volumes of Deliverables, Products and Services purchased. If at any time during the term of these

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General Terms and Conditions, Supplier contracts with any customer for deliverables, products or services identical or substantially similar to the Deliverables, Products or Services at a price or rate lower than the price or rate set forth in the applicable Transaction Schedule, then the prices or rates set forth in the applicable Transaction Schedule will be deemed to be automatically amended, effective as of the effective date of the more favorable agreement, to provide the lower price to Customer.

5.5   Audit.

          5.5.1. Record Retention and Inspection. During the term of each Transaction Schedule and for a period of at least three (3) years after the date of the final payment under such Transaction Schedule, Supplier will maintain complete and accurate accounting records in connection with Products and Deliverables provided and Services performed under such Transaction Schedule, in accordance with generally accepted accounting principles applied on a consistent basis, to substantiate its charges thereunder. Such records will include, without limitation, payroll records, attendance cards, time tracking sheets and job summaries. Supplier will provide Customer or its designees access to such records for audit purposes during the term of each Transaction Schedule and for three (3) years after the date of the final payment under such Transaction Schedule.

          5.5.2. Overcharges. If any audit reveals that Customer has overpaid any amounts, Supplier will remit to Customer such amounts due within thirty (30) days after receiving from Customer an invoice therefor. If any audit reveals that Customer has overpaid any amounts under a particular Transaction Schedule (exclusive of reimbursable expenses and taxes) during the audited period by ten percent (10%) or more of the total charges payable under such Transaction Schedule during such period, Supplier will, within thirty (30) days after receiving an invoice therefor, reimburse Customer for all reasonable fees and expenses incurred to conduct the audit and otherwise detect and rectify such overpayment.

ARTICLE 6: REPRESENTATIONS, WARRANTIES AND COVENANTS

Supplier represents, warrants and covenants as follows, which representations, warranties and covenants will be considered to be given anew for each Transaction upon the execution of each applicable Transaction Schedule:

6.1   Authority. Supplier has the requisite corporate power and authority and the right (a) to enter into the Master Agreement and each Transaction Schedule, (b) to provide the Products, Deliverables, works and information thereunder, and (c) to perform the Services thereunder.

6.2   No Destructive Elements. The Products, Deliverables, and/or material(s) provided by Supplier do not and will not contain or involve any computer code,

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programs, procedures, mechanisms or programming devices that are designed to, or would enable Supplier to, disrupt, modify, delete, damage, deactivate, disable, harm or otherwise impede in any manner the operation of the Products, Deliverables, any Customer system or any other associated software, firmware, hardware, computer system or network (e.g., a virus, Trojan horse, worm, backdoor, etc.) (collectively, "Destructive Elements"). If Supplier breaches this Section, Supplier further agrees to use Commercially Reasonable Efforts to immediately eliminate any and all Destructive Elements and reverse their adverse effects. Prior to delivery to Customer, Supplier will test each element of the Deliverables or Products utilizing the most recent version and the most recent data file of a reputable, commercially available anti-virus-checking software program to ensure that it is free of Destructive Elements. Supplier acknowledges that it does not have any right to electronically repossess any Products or Deliverables.

6.3   No Improper Inducements. Supplier is familiar with, has complied with, and will comply, in all respects, with the laws and regulations regarding the offering of unlawful or improper inducements (including the U.S. Foreign Corrupt Practices Act, as amended, and other anti-corruption and anti-bribery laws), as applicable to its relationship with Customer, and with any other applicable Customer policies regarding inducements of which Supplier has been given notice. If at any time during the term of these General Terms and Conditions, Supplier breaches the foregoing representation, warranty and covenant, then, in addition to any other rights Customer may have under the Master Agreement, at law or in equity, Customer may terminate the Master Agreement and/or any affected Transaction Schedules.

6.4   Equal Opportunity and Affirmative Action Requirements. To the extent applicable, the equal employment opportunity and affirmative action requirements set forth in 41 C.F.R. Part 60-1.4(a) (women and minorities), 41 C.F.R. Part 60-250.5(a) (covered veterans) and 41 C.F.R. Part 60-741-5(a) (individuals with disabilities) are hereby incorporated by reference into this Master Agreement.

6.5   DISCLAIMER OF IMPLIED WARRANTIES. EXCEPT AS SPECIFICALLY PROVIDED IN THE MASTER AGREEMENT OR IN A TRANSACTION SCHEDULE, THERE ARE NO OTHER WARRANTIES BY EITHER PARTY, EXPRESSED OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 7: CONFIDENTIAL INFORMATION AND DATA PROTECTION

7.1   Confidential Information. "Confidential Information" means any information obtained by a Party (the "Receiving Party") from or on behalf of the other Party (the "Disclosing Party") that relates to the past, present or future business activities of the Disclosing Party or its subsidiaries or affiliates, or their respective employees, customers or third party suppliers or contractors, including the terms and conditions of the Master Agreement, information exchanged in the course of negotiating Supplements

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and Transaction Schedules, any Transaction Schedule, and any information relating to the applicable entity's (or person's) plans, pricing, methods, methodologies, processes, financial data, lists, Intellectual Property Rights, customer information, apparatus, statistics, programs, research, development, and/or information technology.

7.2   Exceptions. Confidential Information does not include any particular information that the Receiving Party can demonstrate is (a) currently in the public domain, (b) previously known to the Receiving Party free from any obligation to keep it confidential, (c) publicly disclosed by or on behalf of the Disclosing Party either prior to or subsequent to the receipt of such information by the Receiving Party, (d) independently developed by the Receiving Party without any access to or use of Confidential Information of the Disclosing Party, or (e) rightfully obtained by the Receiving Party from a third party lawfully in possession of the Confidential Information and who is not bound by confidentiality obligations to the Disclosing Party.

7.3   Treatment of Confidential Information. The Receiving Party will hold all Confidential Information of the Disclosing Party in trust and confidence for the Disclosing Party and, except as set forth in the Master Agreement or as otherwise may be authorized by the Disclosing Party in writing, the Receiving Party will not disclose to any person, firm or enterprise, or use for its own benefit, any Confidential Information of the Disclosing Party. The Receiving Party will treat all Confidential Information of the Disclosing Party with the same degree of care that the Receiving Party treats its own confidential or proprietary information, but in no event less than using standards of reasonable care. The Receiving Party may disclose Confidential Information of the Disclosing Party to the Receiving Party's employees, and to any of the Receiving Party's contractors who are bound to the Receiving Party by confidentiality obligations substantially equivalent to those set forth in this Article, solely as required in order for the Receiving Party to perform its obligations under the Master Agreement or a Transaction Schedule, or in the case of Customer, to receive the Services and/or to use the Products and Deliverables. In addition, in the case of Customer, Customer may also disclose Supplier's Confidential Information to employees of its parent, subsidiaries and affiliates. The Receiving Party may disclose Confidential Information of the Disclosing Party if required to do so under applicable law, rule or order provided that the Receiving Party, where reasonably practicable and to the extent legally permissible, provides the Disclosing Party with prior written notice of the required disclosure so that the Disclosing Party may seek a protective order or other appropriate remedy, and provided further that the Receiving Party discloses no more Confidential Information of the Disclosing Party than is reasonably necessary in order to respond to the required disclosure.

7.4   Customer Sensitive Data. Supplier hereby acknowledges that Customer is subject to certain privacy and information security laws and regulations, pursuant to which Customer is required to ensure that Supplier appropriately safeguards personal or financial information regarding Customer's former, current or prospective clients or employees ("Customer Sensitive Data"). To the extent that Supplier receives any

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Customer Sensitive Data as a result of any exchange of information under the Master Agreement or a Transaction Schedule, and notwithstanding anything to the contrary contained in the Master Agreement, Supplier agrees that it will (a) not disclose or use any Customer Sensitive Data except to the extent necessary to carry out its obligations under the Master Agreement or a Transaction Schedule and for no other purpose, (b) not disclose Customer Sensitive Data to any third party, including its third party service providers without the prior written consent of Customer and subject to the further requirements of this Section, (c) employ administrative, technical and physical safeguards to prevent unauthorized use or disclosure of Customer Sensitive Data, (d) promptly provide such information regarding its privacy and information security systems, policies and procedures as Customer may request relating to its due diligence and oversight obligations under applicable laws and regulations, (e) in the event of any actual or apparent theft, unauthorized use or disclosure of any Customer Sensitive Data, immediately commence all reasonable efforts to investigate and correct the causes and remediate the results thereof, and (f) as soon as practicable following discovery of any event described in clause (e) hereof, provide Customer notice thereof, and such further information and assistance as may be reasonably requested. With respect to any third party provided access to Customer Sensitive Data pursuant to subsection (b) of this Section, Supplier will enter into a written agreement with such third party requiring safeguarding of Customer Sensitive Data in a manner no less restrictive than Supplier's obligations under the Master Agreement, and including those affirmative obligations described in this Section.

7.5   Return of Information. At any time at the request and option of the Disclosing Party and in the event of termination or expiration of the Master Agreement (or any part thereof) or any applicable Transaction Schedule, the Receiving Party agrees to promptly: (a) return to the Disclosing Party the Confidential Information and/or Customer Sensitive Data, as applicable; or (b) destroy or permanently erase (on all forms of recordation) the Confidential Information and/or Customer Sensitive Data, as applicable and, if requested by the Disclosing Party, acknowledge in writing that all such Confidential Information and/or Customer Sensitive Data, as applicable, has been destroyed or permanently erased. Notwithstanding the foregoing, each party may retain copies of the Confidential Information and/or Customer Sensitive Data, as applicable, to the extent required to comply with applicable legal and regulatory requirements, provided, however, that such Confidential Information and/or Customer Sensitive Data, as applicable, will remain subject to the terms and conditions herein.

7.6   Title. The Parties acknowledge and agree that any disclosure of Confidential Information, and in the case of Customer, Customer Sensitive Data, will in no way be construed to be an assignment, transfer, or conveyance of title to or ownership rights in such Confidential Information or Customer Sensitive Data. In addition, Customer's obligations under this Article with respect to Supplier's Confidential Information will not be construed to limit Customer's rights to own or use intellectual property under the Master Agreement and any applicable Transaction Schedules.

7.7   Injunctive Relief. In the event of a breach or threatened or attempted breach of

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the provisions of this Article, the Disclosing Party may have no adequate remedy in money or damages and, accordingly, may immediately seek an injunction against such breach.

ARTICLE 8: INSURANCE

8.1   Forms of Insurance. Supplier agrees to obtain and maintain and keep in full force and effect, at Supplier's expense, the forms of insurance with the minimum limits of insurance stated in Exhibit 1.

8.2   Coverage. All insurance coverage required herein will provide primary coverage, without contribution from other insurance, for all losses and damages caused by the perils or causes of loss covered thereby. Supplier agrees to have included in each of the insurance policies required herein, a waiver of the insurer's rights of subrogation against Customer, its subsidiaries and affiliates and its insurers.

8.3   Certificates of Insurance. Each insurance policy will be maintained with an insurer having a rating of at least an "A-" in the most currently available Best's Insurance Reports and will provide for at least thirty (30) days prior written notice to Customer in the event of any modification or cancellation. Supplier will furnish Customer with certificates of insurance in satisfactory form, evidencing its compliance with these provisions.

ARTICLE 9: TERM AND TERMINATION

9.1   Generally. These General Terms and Conditions will commence as of the Effective Date and will continue in full force and effect thereafter unless and until terminated as provided herein.

9.2   Termination by Customer

         9.2.1 For Convenience.

               (a) If, at any time, there are no outstanding Transaction Schedules in effect, Customer may terminate these General Terms and Conditions and/or any then existing Supplements upon written notice to Supplier without liability for any charges of any kind.

               (b) Customer may terminate any Transaction Schedule for convenience by giving Supplier at least thirty (30) days' prior written notice specifying the termination date (or such other period of advance notice as may be specified in the applicable Transaction Schedule). In such event, Customer will be obliged to pay

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Supplier at the agreed upon rates for all Products delivered, Deliverables delivered and Services performed up to the effective date of termination, subject to a refund of any unearned, prepaid fees, but will not be liable for any other termination-related charges.

          9.2.2 For Supplier Insolvency. Customer may terminate any Transaction Schedule(s) upon written notice specifying the termination date if Supplier becomes insolvent or unable to pay its debts as they come due or enters into or files (or has filed or commenced against it) a petition, arrangement, application, action or other proceeding seeking relief or protection under the bankruptcy laws of the United States or any similar laws of the United States or any state of the United States or any other country or transfers all or substantially all of its assets to another person or entity. In such event, Customer will be obliged to pay Supplier at the contracted rates for all Products, Deliverables and Services performed and Accepted up to the effective date of termination, subject to a refund of any unearned, prepaid fees, but will not be liable for any other termination-related charges.

          9.2.3 For Cause. In the event of any material breach of the Master Agreement or a Transaction Schedule by Supplier, Customer may (reserving cumulatively all other remedies and rights under the Master Agreement, at law and in equity) terminate the Transaction Schedule(s) involved or affected by such breach, in whole or in part, by giving Supplier thirty (30) days' prior written notice of termination thereof; provided, however, that such termination will not be effective if Supplier has cured the breach of which it has been notified prior to the expiration of such thirty (30) day notice period.

          9.2.4 dditional Rights Upon Termination For Cause. If Customer terminates a Transaction Schedule, in whole or in part, for cause: (a) Customer may, at its option either (i) return any Products and/or Deliverables received from Supplier thereunder, in whole or in part (and, in the case of software, destroy all copies thereof), after which Supplier will promptly refund the aggregate payments made by Customer for or in respect of the returned Products and/or Deliverables (including amounts paid in respect of any Services performed in relation to the returned Products and/or Deliverables), less a reasonable deduction for amortization if Customer has been using the Products and/or Deliverables for at least twelve (12) months, except in the case of a termination for willful or knowing infringement by Supplier in which case there will be no such amortization, or (ii) keep the Products and/or Deliverables, in whole or in part, upon payment of the applicable undisputed portion of the fees incurred for such Products and/or Deliverables as of the date of such termination; and (b) Supplier will promptly issue a refund of any prepaid fees unearned as of the date of such termination.

          9.2.5 Termination Notices. Notice of termination under this Section of any specific Transaction Schedule will not be effective as notice of termination of the Master Agreement (or any part thereof) or any other Transaction Schedules then in effect unless specifically stated in the notice; provided, further, that any such notice that purports to be notice of termination of these General Terms and Conditions or any Supplement will not be considered or effective as notice of termination of these General

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Terms and Conditions or such Supplement unless such notice specifically states that (a) in the case of termination of these General Terms and Conditions, all Transaction Schedules have been terminated and/or expired, or (b) in the case of termination of such Supplement, all Transaction Schedules executed pursuant to such Supplement have been terminated and/or expired, as applicable.

9.3   Termination by Supplier. In the event Customer (a) breaches in a material respect its obligation to pay any undisputed fees under a particular Transaction Schedule, or (b) fails to meet its confidentiality obligations under the Master Agreement with respect to a particular Transaction Schedule such that Customer materially breaches the Master Agreement or the applicable Transaction Schedule, then Supplier may (reserving cumulatively all other remedies and rights under the Master Agreement, at law and in equity) terminate the Transaction Schedule(s) involved by giving Customer thirty (30) days' prior written notice thereof; provided, however, that any such termination will not be effective if Customer has cured such material breach prior to the expiration of such thirty (30) day period. In such event, Customer will be obliged to pay Supplier at the contracted rates for all Products accepted, Deliverables accepted and Services performed up to the effective date of termination, subject to a refund of any unearned, prepaid fees, but will not be liable for any other termination-related charges.

ARTICLE 10: INDEMNIFICATION

10.1   "Claim" and "Losses" Defined. "Claim" means any demand, or any civil, criminal, administrative, or investigative claim, action, or proceeding (including arbitration) asserted, commenced or threatened against an entity or person. "Losses" means all judgments, awards, settlements, liabilities, damages, liens and claims, and all related costs, expenses and other charges suffered or incurred as a result of or in connection with a Claim, including reasonable attorneys' fees and disbursements, costs of investigation, litigation, settlement and judgment, and any taxes, interest, penalties and fines with respect to any of the foregoing.

10.2   Indemnification by Supplier. Supplier will, at its sole cost and expense, indemnify, defend and hold harmless Customer and its affiliates and subsidiaries, and their respective officers, directors, employees, contractors, agents, representatives, successors and assigns (collectively, "Customer Indemnitees") from and against any and all Losses suffered or incurred by any of them arising out of or in connection with a Claim of or for any of the following, whenever made:

          10.2.1 that any Product(s), Deliverable(s), works, information, material(s) and/or Services furnished by or on behalf of Supplier, or the use thereof by Customer, constitutes an infringement, misappropriation or unlawful use or disclosure of any Intellectual Property Rights of a third party; or

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          10.2.2 that Supplier has failed to comply with any applicable laws, regulations or orders of any governmental, judicial or administrative authority; or

          10.2.3 for death or bodily injury, or the damage, loss or destruction of real or tangible personal property of third parties (including employees of Customer and Supplier and their respective subcontractors) brought against a Customer Indemnitee and alleged to have been caused by the fault or negligence of Supplier, its officers, personnel (including Supplier Personnel), agents and/or representatives; or

          10.2.4 by or on behalf of any subcontractors or independent contractors of Supplier, or any of Supplier's personnel (including Supplier Personnel); or

          10.2.5 (a) in respect of Supplier's obligations as an employer of its personnel (including any Supplier Personnel), or (b) any claim or action alleging that a Customer Indemnitee should be deemed the "employer" or "joint employer" of any of Supplier's personnel (including any Supplier Personnel).

10.3   Indemnification Procedures. Customer agrees to give Supplier prompt written notice of any Claim for which a Customer Indemnitee seeks indemnification; provided, however, any failure by Customer to provide such notice will not relieve Supplier of its indemnification obligations under the Master Agreement except to the extent Supplier can demonstrate actual prejudice as a result of such failure. Within thirty (30) days after receiving Customer's notice of a Claim, but no later than ten (10) days before the date on which any formal response to the Claim is due, Supplier will notify Customer in writing as to whether Supplier acknowledges its indemnification obligation and elects to assume control of the defense and settlement of the Claim (a "Notice of Election"). If Supplier delivers a timely Notice of Election to Customer, Supplier will have the right to conduct the defense of the Claim and, consistent with the rights of Customer Indemnitees hereunder, all negotiations for its settlement; provided, however, that the Customer Indemnitee(s) may participate in such defense or negotiations to protect its (or their) interests and that any settlement will be for the payment of money by Supplier and will not, without the prior written approval of Customer, obligate or impose liability on Customer or any Customer Indemnitee in any way, including without limitation, to any determination or admission regarding Customer's or any Customer Indemnitee's interest. If Supplier does not deliver a timely Notice of Election, the affected Customer Indemnitee(s) may defend and/or settle the Claim in such manner as it (or they) may deem appropriate, at the cost and expense of Supplier, including payment of any settlement, judgment or award and the costs of defending or settling the Claim. Supplier will promptly reimburse the Customer Indemnitee(s) upon demand for all Losses suffered or incurred as a result of or in connection the Claim.

ARTICLE 11: INFRINGEMENT

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11.1   Corrective Actions. Supplier will give Customer prompt written notice of any threat, warning or notice of any Claim asserted against Supplier that any Products, Deliverables, information, materials and/or Services furnished by or on behalf of Supplier, or the use thereof by Customer, constitutes an infringement, misappropriation or unlawful use or disclosure of any Intellectual Property Rights of a third party. In addition to Customer's other rights and Supplier's other obligations hereunder, if all or any part of a Product or Deliverable is, or in the opinion of Supplier's intellectual property counsel may become, the subject of any claim or suit for infringement of any Intellectual Property Right, Supplier may, and in the event of any adjudication that the Product or Deliverable, or any part thereof, does infringe or if the use of the Product or Deliverable, or any part thereof, is enjoined, Supplier will promptly: (a) procure for Customer, at no additional cost or expense to Customer, the right to use the Product or Deliverable, or the affected part thereof; or, (b) to the extent such option is not available to Supplier on commercially reasonable terms following Commercially Reasonable Efforts to procure such right, replace, at no additional cost or expense to Customer, the Product or Deliverable, or affected part thereof, with a modified or substituted Product, Deliverable or part, that does not violate any third party's Intellectual Property Rights and that is qualitatively and functionally at least the equivalent of the affected Product or Deliverable, or part thereof.

11.2   Return. If neither (a) nor (b) above is available to Supplier on commercially reasonable terms following Commercially Reasonable Efforts to procure the same, and Supplier has so advised Customer, or if Supplier has not promptly performed in accordance with (a) or (b) above, Customer may, at its option, surrender the Products and/or Deliverables purchased under the applicable Transaction Schedule, in whole or in part, and receive a refund of the aggregate payments made by Customer for or in respect of the returned Products and/or Deliverables (including amounts paid in respect of any Services performed in relation to the returned Products and/or Deliverables) less a reasonable deduction for amortization if Customer has been using the Products and/or Deliverables for at least twelve (12) months, except in the case of a willful or knowing infringement by Supplier in which case there will be no such amortization.

ARTICLE 12: LIMITATION OF LIABILITY

IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR LOST REVENUE, OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE MASTER AGREEMENT OR ANY TRANSACTION SCHEDULE; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION OF LIABILITY WILL NOT APPLY TO ANY OF THE FOLLOWING: (A) SUPPLIER'S INDEMNIFICATION OBLIGATIONS UNDER THE MASTER AGREEMENT OR ANY TRANSACTION SCHEDULE; (B) A PARTY'S BREACH OF ITS CONFIDENTIALITY OR DATA PROTECTION OBLIGATIONS UNDER THE MASTER

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AGREEMENT OR ANY TRANSACTION SCHEDULE; OR(C) ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY A PARTY.

ARTICLE 13: RULES OF CONSTRUCTION

13.1   Entire Agreement. The Master Agreement constitutes the entire agreement between the Parties with respect to its subject matter contained therein, superseding all previous agreements, promises, proposals, representations, understandings and negotiations, whether written or oral, between the Parties pertaining to such subject matter. When executed by both Parties, each Transaction Schedule will constitute the entire agreement between the Parties with respect to its subject matter, superseding all previous agreements, promises, proposals, representations, understandings and negotiations, whether written or oral, between the Parties pertaining to the subject matter thereof.

13.2   Amendment. No modification or amendment of, or supplement to, the Master Agreement or any Transaction Schedule, or any provisions thereof, will be binding upon the Parties unless made in writing and signed by a duly authorized representative of both Parties.

13.3   Governing Law and Jurisdiction. In all respects the Master Agreement and each Transaction Schedule will be governed by and construed in accordance with the substantive laws of the State of New York without regard to conflict of law principles. Any claim or action brought by one of the Parties connection with the Master Agreement or a Transaction Schedule will be brought in the appropriate Federal or State court located in the County of New York, and the Parties irrevocably consent to the exclusive jurisdiction of such court.

13.4   Third Party Beneficiaries. Except as expressly set forth herein, no person not a Party hereto will be a third party beneficiary of any provision of the Master Agreement or any Transaction Schedule. Notwithstanding the foregoing, it is agreed that Customer Indemnitees are not such excluded third party beneficiaries.

13.5   Waiver. At no time will any failure or delay on the part of any Party in exercising any right or remedy provided in the Master Agreement or in any Transaction Schedule operate as a waiver thereof, nor will any single or partial exercise of or failure to exercise any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy provided herein or available at law or in equity.

13.6   Remedies Not Exclusive. Except as expressly provided herein, no remedy specified in the Master Agreement or in any Transaction Schedule is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and in addition to every other right or remedy provided herein or available at law or in equity.

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13.7   Headings. Headings in the Master Agreement and in the Transaction Schedule(s) are for purposes of reference only and will not in any way limit or affect the meaning or interpretation of any of the terms hereof.

13.8   Section References. Unless otherwise indicated or required by the context, references to articles and sections of the Master Agreement and any Transaction Schedule(s) also refer to and include all sections and subsections of the referenced article or section.

13.9   Use of Certain Words. Unless the context requires otherwise, (a) "including" (and any of its derivative forms) means including but not limited to, (b) "will" and "shall" are expressions of command, not merely expressions of future intent or expectation, and (c) use of the singular imports the plural and vice versa.

13.10   Severability. If any term, provision or part of the Master Agreement or any Transaction Schedule is to any extent held invalid, void or unenforceable by a court of competent jurisdiction, the remainder of the Master Agreement or Transaction Schedule, as applicable, will not be impaired or affected thereby, and each term, provision and part will continue in full force and effect, and will be valid and enforceable to the fullest extent permitted by law.

13.11   Survival. Any provision of the Master Agreement or any Transaction Schedule that contemplates performance or observance subsequent to termination or expiration of the Master Agreement or such Transaction Schedule (including confidentiality and data protection, limitation of liability, indemnification provisions and perpetual licenses) will survive termination or expiration of the Master Agreement or such Transaction Schedule, as applicable, and continue in full force and effect thereafter.

13.12   Counterparts. The Master Agreement and any Transaction Schedule may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile of a signed copy of the Master Agreement or other copy made by reliable mechanical means may be relied upon as an original.

13.13   Other Purported Agreements. Neither the Master Agreement nor any Transaction Schedule may be supplemented, modified, or governed by any shrink-wrap or click-wrap agreement or any confirmation, acknowledgement, or other sales or shipping form of Supplier, or executed via electronic signature, unless Customer first agrees in a writing that is not an electronic communication to be bound by such purported agreements.

13.14   Licenses Survive Bankruptcy. All rights and licenses (if any) granted by Supplier

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to Customer under or pursuant to the Master Agreement or any Transaction Schedule are, and will otherwise be deemed to be, for purposes of Article 365(n) of the United States Bankruptcy Code (the "Code"), licenses to rights to "intellectual property" as defined under Article 101(35A) of the Code. The Parties agree that Customer, as licensee of such rights under the Master Agreement or such Transaction Schedule, will retain and may fully exercise all of its rights and elections under the Code. The Parties further agree that, in the event of the commencement of bankruptcy proceedings by or against Supplier under the Code, Customer will be entitled to retain all of its rights under this license.

ARTICLE 14: GENERAL

14.1   Binding Nature and Assignment. Neither Party may assign these General Terms and Conditions, any Supplement or any Transaction Schedule (whether by operation of law or otherwise) without the other Party's prior written consent, which consent will not be unreasonably withheld or delayed. Any purported assignment in breach of this Section will be void. Notwithstanding the foregoing, in the event that Customer files for protection under the United States Bankruptcy Code, the trustee of Customer's bankruptcy estate may assume these General Terms and Conditions, any Supplement, any Transaction Schedule or any of its rights, duties and/or obligations hereunder or thereunder upon written notice to Supplier, and Supplier hereby consents to such assumption. In addition, Customer may assign these General Terms and Conditions, any Supplement, any Transaction Schedule or any of its rights, duties and/or obligations hereunder or thereunder upon written notice to Supplier to (a) any Customer entity; (b) in the case of any merger or sale of its stock or assets, to the successor in a merger of Customer or to any entity that acquires all or substantially all of its stock or assets, or (c) any service provider contracted by Customer to perform data processing, facilities management or other outsourced services on Customer's behalf.

14.2   Notices.

          14.2.1 All formal notices and communications relating to the Master Agreement or any Transaction Schedule will be in writing and delivered personally, by overnight delivery service or by first class prepaid mail with return receipt requested to (a) in the case of Supplier, its address as first set forth above and (b) in the case of Customer, to Director of Global Sourcing Services, 745 Seventh Avenue, New York, New York 10019, with a copy marked to the attention of the General Counsel at the same address. A copy of each notice or communication relating to an affected Supplement or Transaction Schedule will also be sent to the applicable Parties' principal points of contact identified in the applicable Supplement or Transaction Schedule.

          14.2.2 Either party may change the address(es) or addressee(s) for notice hereunder upon written notice to the other. Any notice hereunder will be effective upon receipt by the Party to which such notice is addressed.

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14.3   Force Majeure. Neither Party will be liable for delay or failure to perform its obligations hereunder caused by an event of natural disaster, casualty, acts of God, riots, terrorism, governmental acts or such other event of similar nature that is beyond the reasonable control of the Party seeking to rely in this Section to excuse its delay or failure provided such Party did not contribute in any way to such event. Supplier will maintain commercially reasonable disaster recovery plans to cure any such delays or failures. Supplier will keep the plans under review and make such changes, from time to time, as are required in accordance with industry best practice, and will make such plans available to Customer for review upon request. Notwithstanding the foregoing, if any Supplier delay or failure to perform that is attributable to a force majeure event continues beyond ten (10) calendar days, Customer will nevertheless have the right to terminate any affected Transaction Schedule, in whole or in part, with no further liability and receive a refund of any unearned, prepaid fees.

14.4   Publicity. Neither Party will use the name or marks of, refer to, or identify the other Party (or any related entity) in publicity releases, interviews, promotional or marketing materials, public announcements, customer listings, testimonials or advertising without the prior written consent of the other Party.

14.5   Subcontractors. Supplier will be solely responsible for its subcontractors and will remain fully responsible at all times for providing the Services. Supplier will be Customer's sole point of contact regarding the Products and Services (including Deliverables), including with respect to payment.

ARTICLE 15: GLOSSARY OF DEFINED TERMS

Certain definitions of capitalized terms used in the Master Agreement and the Transaction Schedules are set out below. Other capitalized terms will have the meanings as assigned throughout the Master Agreement (including the Supplements) and the Transaction Schedules.

Defined Term	Meaning
Commercially Reasonable Efforts	Taking all such steps and performing in such a manner as a well managed company would undertake where it was acting in a determined, prudent and reasonable manner to achieve a particular desired result for its own benefit.
Commercially Reasonable Efforts	Taking all such steps and performing in such a manner as a well managed company would undertake where it was acting in a determined, prudent and reasonable manner to achieve a particular desired result for its own benefit.
Deliverable	Any work product, in any form, resulting from performance of the Services that is either specifically identified as a Deliverable in a Transaction Schedule or is developed for Customer pursuant to a Transaction Schedule.

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Defined Term	Meaning
Intellectual Property Right	All intellectual and industrial property rights, including copyrights, mask work rights, moral rights, trade secrets, patent rights, rights in inventions, trademarks, trade names, and service marks (including applications for, and registrations, extensions, renewals, and re-issuances of, the foregoing).
Services	Any functions, responsibilities, activities and/or tasks Supplier performs (whether directly or indirectly) or is responsible for performing under the Master Agreement or any Transaction Schedule.
Supplier Personnel	Any and all personnel assigned by Supplier to perform any part of the Services, including employees and independent contractors and agents of Supplier and any of its subcontractors.

                                                                       (The Next Page Is The Signature Page)

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The Parties have caused these General Terms and Conditions to be executed by their respective duly authorized representatives

[LEGAL NAME OF SUPPLIER ENTITY] (SUPPLIER)	[LEGAL NAME OF CUSTOMER ENTITY] (CUSTOMER)
By ;	By ;

Name ;	Name ;
(Type, Print or Stmap)	(Type, Print or Stmap)

Title ;	Title ;
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EXHIBIT 1

NSURANCE

Form of Insurance	Minimum Limits of Insurance
(c) Commercial General Liability on an occurrence basis, including premises operations, products and completed operations, contractual liability, and personal and advertising injury coverages. Supplier will name Lehman Brothers Holdings, Inc. and its subsidiaries and affiliates as an additional insured by certificate of insurance.	$1,000,000 per occurrence and aggregate

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